Exhibit F-2(a) (ii)







                                                       November 29, 1995


          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C. 20549

                    RE:  Jersey Central Power & Light Company
                         Metropolitan Edison Company
                         Pennsylvania Electric Company
                         SEC File No.  70-7862

          Ladies and Gentlemen:

               I  refer to  my opinion,  dated October  13, 1995,  filed as
          Exhibit F-2(a) to Post-Effective Amendment No. 2 to the Application on Form U-1, dated July 15, 1995, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") (collectively, the "GPU Companies"), subsidiaries of General Public Utilities Corporation ("GPU"), which has been docketed in SEC File No. 70-7862 (The Application, as so amended, is hereinafter referred to as the "Application".)

               The Application contemplated, among other things, that the GPU Companies would amend and/or restate their existing lease agreements with lessor fuel corporations (as so amended, the "Lease Agreements") to provide for the future acquisition and leasing of Nuclear Material for use at Oyster Creek nuclear generating station ("Oyster Creek") and the Three Mile Island Unit 1 nuclear generating station ("TMI-1"). JCP&L owns 100% of Oyster Creek and the GPU Companies jointly own TMI-1 in the following percentages: JCP&L - 25%; Met-Ed - 50%; and Penelec - 25%. The initial terms of the Oyster Creek and TMI-1 Lease Agreements will be for three years, subject to annual renewal upon the satisfaction of certain conditions. The total amount of acquisition costs for nuclear fuel, assemblies and component parts ("Nuclear Material") which may be outstanding at any one time under the Lease Agreements may not exceed $100 million in the case of the Oyster Creek Lease Agreement and $110 million in the case of the TMI-1 Lease Agreements. The fuel lessors would establish a new credit facility with Union Bank of Switzerland, New York Branch, to provide financing for the acquisition of Nuclear Material for Oyster Creek and TMI-1.





          Securities and Exchange Commission
          November 29, 1995
          Page 2



               In addition to the matters recited in my aforesaid opinion, dated October 13, 1995, I have examined a copy of the Certificate Pursuant to Rule 24 of Completion of Transactions, with which this opinion is being filed as an exhibit, certifying as to the completion of the transactions contemplated by the
          Application.   I  have  also examined such other instruments,
          agreements and other documents and made such further investigation as I have deemed necessary as a basis for this opinion.

               I am Corporate  Counsel of  JCP&L and am  familiar with  the
          affairs  of  JCP&L,  including   the  terms  of  its  outstanding
          securities and those of its subsidiary.

               Based upon the foregoing, I am of the opinion, insofar as the laws of the State of New Jersey are concerned, that,

                    (a) all laws of the State of New Jersey applicable to the proposed transactions have been complied with;

                    (b) the Lease Agreements to which JCP&L is a party thereto are valid and binding obligations of JCP&L in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency,
                    reorganization,     fraudulent    conveyance,
                    moratorium or other laws affecting creditors' rights generally, the Atomic Energy Act of 1954, as amended, and the regulations thereunder, and general principles of equity; and


                    (c) the consummation of the transactions proposed in the Application did not violate the legal rights of the holders of any securities issued by JCP&L or JCP&L Capital, L.P.

               I hereby consent to the filing of this opinion as an exhibit to the aforesaid Certificate Pursuant to Rule 24 and in any proceedings before the Commission that may be held in connection therewith.

                                             Very truly yours,

                                             Richard S.  Cohen